 Exhibit 99(i)

Matthew A. Chambers
March 24, 2016	+1 202 663 6591 (t) +1 202 663 6363 (f)
matthew.chambers@wilmerhale.com

Lord Abbett Investment Trust

90 Hudson Street

Jersey City, NJ 07302-3972

Dear Sirs:

You have requested our opinion in connection with your filing of Post-Effective Amendment No. 78 to the Registration Statement on Form N-1A (the “Amendment”) under the Securities Act of 1933, as amended (Amendment No. 78 under the Investment Company Act of 1940, as amended), of Lord Abbett Investment Trust, a Delaware statutory trust (the “Trust”), and in connection therewith your registration of shares of beneficial interest, without par value, of the following classes of the following series of the Trust (collectively, the “Shares”):

▪	Lord Abbett Convertible Fund (Classes A, B, C, F, I, P, R2, R3, R4, R5 and R6);
▪	Lord Abbett Core Fixed Income Fund (Classes A, B, C, F, I, P, R2, R3, R4, R5 and R6);
▪	Lord Abbett Core Plus Bond Fund (Classes A, C, F, I, R2, R3, R4, R5 and R6);
▪	Lord Abbett Diversified Equity Strategy Fund (Classes A, B, C, F, I, P, R2, R3, R4, R5 and R6);
▪	Lord Abbett Floating Rate Fund (Classes A, B, C, F, I, R2, R3, R4, R5 and R6);
▪	Lord Abbett High Yield Fund (Classes A, B, C, F, I, P, R2, R3, R4, R5 and R6);
▪	Lord Abbett Income Fund (Classes A, B, C, F, I, P, R2, R3, R4, R5 and R6);
▪	Lord Abbett Inflation Focused Fund (Classes A, C, F, I, R2, R3, R4, R5 and R6);
▪	Lord Abbett Multi-Asset Balanced Opportunity Fund (Classes A, B, C, F, I, P, R2, R3, R4, R5 and R6);
▪	Lord Abbett Multi-Asset Growth Fund (Classes A, B, C, F, I, P, R2, R3, R4, R5 and R6);
▪	Lord Abbett Multi-Asset Income Fund (Classes A, B, C, F, I, P, R2, R3, R4, R5 and R6);
▪	Lord Abbett Short Duration Income Fund (Classes A, B, C, F, I, P, R2, R3, R4, R5 and R6); and
▪	Lord Abbett Total Return Fund (Classes A, B, C, F, I, P, R2, R3, R4, R5 and R6).

We have examined the Declaration and Agreement of Trust and By-Laws of the Trust, each as amended and restated to date, and originals, or copies certified to our satisfaction, of all pertinent records of the meetings of the trustees and stockholders of the Trust, the Amendment, the Registration Statement and such other documents relating to the Trust as we have deemed material for the purposes of this opinion.

In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, photostatic or other copies, the

Wilmer Cutler Pickering Hale and Dorr llp, 1875 Pennsylvania Avenue NW, Washington, DC 20006

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Lord Abbett Investment Trust
March 24, 2016

authenticity of the originals of any such documents and the legal competence of all signatories to such documents.

We are of the opinion that the Shares issued in the continuous offering have been duly authorized and, assuming the issuance of the Shares for cash at net asset value and receipt by the Trust of the consideration therefor as set forth in the Amendment, the Shares will be validly issued, and purchasers of the Shares will not have any obligation to make payments to the Trust or its creditors (other than the purchase price for the Shares) or contributions to the Trust or its creditors solely by reason of the purchasers' ownership of the Shares.

We express no opinion as to matters governed by any laws other than Title 12, Chapter 38 of the Delaware Code. We consent to the filing of this opinion solely in connection with the Amendment. In giving such consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

WILMER CUTLER PICKERING
HALE AND DORR LLP

By:	/s/ Matthew A. Chambers
Matthew A. Chambers, a partner